UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 21, 2019

Papa John's International, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21660	61-1203323
(Commission File Number)	(IRS Employer Identification No.)

2002 Papa John's Boulevard
Louisville, Kentucky 40299-2367
(Address of principal executive offices) (Zip Code)

(502) 261-7272
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⃞

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2019, the Board of Directors (the “Board”) of Papa John’s International, Inc. (the “Company”) increased the size of the Board from eleven to twelve directors and appointed Shaquille O’Neal to the Board. Mr. O’Neal will stand for election at the Company’s 2019 Annual Meeting of Stockholders.  Except as set forth below, there are no transactions or relationships between the registrant and Mr. O’Neal that are reportable under Item 404(a) of Regulation S-K.

The Company entered into a non-binding letter of intent with Mr. O’Neal pursuant to which a joint venture will be formed with Mr. O’Neal for nine Atlanta-area Papa John’s pizza restaurants that are currently company-owned restaurants. It is expected that the Company will own approximately 70% of the joint venture and Mr. O’Neal will own approximately 30% of the joint venture. Mr. O’Neal is expected to provide financing of approximately $840,000 for the restaurants’ anticipated acquisition costs of approximately $2.8 million, representing his pro rata capital contribution. The Company and Papa John’s National Marketing Fund (“PJMF”) also agreed in the letter of intent to enter into an endorsement agreement with Mr. O’Neal.  Mr. O’Neal is expected to become a paid endorser for the Company for a three-year period, providing the Company and PJMF the right and license to use Mr. O’Neal’s name, nickname, autograph, voice, video or film portrayals, facsimile signature, photograph, likeness and image or facsimile image to market and promote PJMF and the Company in any and all media. The definitive agreement for the endorsement arrangement is expected to contain customary provisions regarding appearances, social media and public relations matters. The total consideration for the endorsement arrangement to Mr. O’Neal is expected to be $8.25 million over the three-year period to be paid one-half in cash over three years and one-half in Company stock over three years.  The joint venture and endorsement arrangement are subject to negotiation of definitive agreements.

Mr. O’Neal’s appointment to the Board followed from his discussions with the Company to become a franchisee and an endorser for the brand.  Due to these relationships, the Company does not expect that Mr. O’Neal will be considered to be an independent director under applicable NASDAQ listing rules.

Mr. O’Neal will be compensated for his service on the Board in accordance with the Company’s compensation program for its non-employee directors, as amended from time to time.

A copy of the Company’s press release announcing Mr. O’Neal’s appointment is attached hereto as Exhibit 99.1.

Forward-Looking Statements

Certain matters discussed in this Current Report on Form 8-K and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning the joint venture and endorsement arrangement, corporate governance and advertising, marketing and promotional activity. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to those in our risk factors discussed in detail in “Part I. Item 1A. — Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Papa John’s International, Inc. press release dated March 22, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:   March 22, 2019

PAPA JOHN'S INTERNATIONAL, INC.

By:	/s/ Joseph H. Smith, IV

Name:	Joseph H. Smith, IV
Title:	Senior Vice President and Chief Financial Officer